EXHIBIT 23.1

                    Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated January 19, 1996 for Hospitality Properties Trust and February 23, 1996 for HMH HPT Courtyard, Inc. and the Initial Hotels incorporated by reference in Hospitality Properties Trust's Form 10-K for the year ended December 31, 1995 and to our reports dated January 19, 1996 for Hospitality Properties Trust and February 23, 1996 for HMH HPT Residence Innc, Inc., the Residence Inn Hotels, HMH HPT Courtyard, Inc. and the Courtyard Hotels incorporated by reference in Hospitality Properties Trust's Form 8-K dated April 8, 1996 and to all references to our Firm included in this registration statement.

/s/ Arthur Andersen LLP
Washington, D.C.
  December 11, 1996